EXHIBIT 99.1

United-Guardian Reports Second Quarter Financial Results

HAUPPAUGE, N.Y., Aug. 09, 2019 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that as a result of reduced sales of the company’s products in China, its second quarter sales decreased  by 16% from $3,885,887 in 2018 to $3,279,399 this year, resulting in a decrease in net income from $1,392,662 ($0.30 per share) in 2018 to $1,078,810 ($0.23 per share) in 2019. For the first six months of 2019 sales were down 12% from $7,322,151 in 2018 to $6,459,716 this year, with net income decreasing from $2,452,524 ($0.53 per share) to $2,301,504 ($0.50 per share).

Ken Globus, President of United-Guardian, stated, “As a result of the decrease in demand in China for one of the consumer products in which our products are being used, sales in China this year have been slower than they were last year. However, we are working closely with our marketing partner in China to be more aggressive with our pricing, which we hope will enable us to continue to be as competitive as possible in China despite the current tariff war and the recent devaluation of the Chinese yuan. We are also in the process of making a major change in our marketing strategy in Korea, where we will be replacing our current marketing partner with a marketing partner that has a much stronger presence in Korea. We are hopeful that this change will enable us to reverse the sales decline we have experienced in Korea over the past couple of years. While we are disappointed with our second quarter financial results, we are pleased to report that sales of Renacidin®, our most important pharmaceutical product, have increased 17% so far this year, and our overall July sales were very strong. We continue to be hopeful that we will see an increase in both sales and earnings in the third quarter.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:

Robert S. Rubinger
Public Relations
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED JUNE 30, 2019 and JUNE 30, 2018*

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2019	2018	2019	2018

Net sales	$3,279,399	$3,885,887	$6,459,716	$7,322,151

Costs and expenses:
Cost of sales	1,467,323	1,536,842	2,755,668	2,904,525
Operating expenses	502,094	534,420	1,049,056	1,058,534
Research and development expense	93,846	91,285	192,504	192,949
Total costs and expenses	2,063,263	2,162,547	3,997,228	4,156,008
Income from operations	1,216,136	1,723,340	2,462,488	3,166,143

Other income (expense):
Investment income	49,941	57,777	94,108	104,559
Net gain (loss) on marketable securities	86,849	(18,256)	344,043	(153,406)
Loss on trade-in of equipment	---	---	---	(12,837)
Total other income (expense)	136,790	39,521	438,151	(61,684)
Income before provision for income taxes	1,352,926	1,762,861	2,900,639	3,104,459

Provision for income taxes	274,116	370,199	599,135	651,935
NET INCOME	$1,078,810	$1,392,662	$2,301,504	$2,452,524

Earnings per common share (Basic and Diluted)	$0.23	$0.30	$0.50	$0.53

Weighted average shares (Basic and Diluted)	4,594,319	4,594,319	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.